World Funds Trust N-14

Exhibit 99.(14)(o)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-14 of the World Funds Trust, and to the use of our reports dated June 17, 2020 on the financial statements and financial highlights of Applied Finance Core Fund and Applied Finance Dividend Fund, each a series of shares of the World Funds Trust. Such financial statements and financial highlights appear in the 2020 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information.

Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

June 30, 2020